Exhibit 10.1

LNB BANCORP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (the “Agreement”), by and between LNB Bancorp, Inc., an Ohio corporation (the “Employer”), and Daniel E. Klimas (the “Executive”), effective as of the 26th day of March, 2013, formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employees of the Employer.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1           “Administrator” means the Compensation Committee of the Board or its designee; provided that, in the event of a Change in Control, the “Administrator” shall remain composed of the individuals who were on the Compensation Committee of the Board immediately prior to such Change in Control.

1.2           “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3           “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.4           “Board” means the Board of Directors of the Employer; provided that, in the event of a Change in Control, the “Board” shall remain composed of the individuals who were on the Board of Directors of the Employer prior to such Change in Control.

1.5           “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.

1.6           “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.7           “Code” means the Internal Revenue Code of 1986, as amended.

1.8           “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.  The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.  The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.9           “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs following a Change in Control.

1.10           “Effective Date” means March 26, 2013.

1.11           “Employer” means LNB Bancorp, Inc, an Ohio corporation, or its successors and assigns.

1.12           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13           “Normal Retirement Age” means age sixty-five (65).

1.14           “Present Value” means, with respect to an amount, the present value of such amount as of the applicable date as computed by an enrolled actuary using reasonable mortality, interest and other actuarial factors.

1.15“Retirement Benefit” means a monthly benefit in the amount of Thirteen Thousand Two Hundred and Seventeen Dollars ($13,217.00) payable each month for the seven-year period specified in Section 2.5(b), as may be adjusted pursuant to the terms and conditions herein.

1.16           “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability.  A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer.  If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period.  In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3).  The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.17           “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m).  If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE 2

PAYMENT OF BENEFITS

2.1           Normal or Late Retirement Benefit; Involuntary Termination; Disability.  Except as provided in Section 2.4 of this Agreement, if the Executive’s Separation from Service occurs (i) on or after the date on which he attains the Normal Retirement Age; (ii) as the result of the Executive’s Disability or (iii) as the result of an involuntary termination by the Employer, the Executive shall be entitled to receive the Retirement Benefit paid in accordance with Section 2.5 of this Agreement; provided that the Retirement Benefit will be increased by a rate of two percent (2%) for each full year by which the Executive’s Separation from Service follows the date of his Normal Retirement Age.

2.2           Early Termination Benefit.  Except as provided  in Section 2.4 of this Agreement, if an Early Termination occurs, the Executive shall be entitled to receive the Retirement Benefit, paid in accordance with Section 2.5 of this Agreement; provided that the Retirement Benefit will be reduced by a rate of two percent (2%) for each full year by which the Executive’s Separation from Service precedes the date of his Normal Retirement Age.

2.3           Death.

(a)
Prior to Retirement. In the event of the Executive’s death prior to his Separation from Service, the Executive’s Beneficiary shall be entitled to receive an amount equal to the Present Value of the Retirement Benefit (including any cost of living adjustments that would have been made pursuant to Section 2.5(b) hereof) paid to the Executive’s Beneficiary in a lump sum no later than thirty (30) days following the date of the Executive’s death.

(b)
After Retirement.  In the event of the Executive’s death after his Separation from Service, and during the period he is receiving the Retirement Benefit, the payment of the Present Value of any unpaid amount of the Retirement Benefit (including any cost of living increases that would have otherwise been made pursuant to Section 2.5(b) hereof) shall be accelerated and paid in a lump sum to the Executive’s Beneficiary no later than thirty (30) days following the date of the Executive’s death.

2.4           Change in Control.  Notwithstanding anything herein to the contrary, if a Change in Control occurs and the Executive incurs a Separation from Service at any time on or after such Change in Control, the reduction for an Early Termination provided in Section 2.2 hereof shall not apply.

(a)
Separation of Service Within Two Years After a Change in Control. If the Executive incurs a Separation from Service during the two-year period following a Change in Control (the “Change in Control Period”), then the Executive shall be entitled to receive an amount equal to the Present Value of the Retirement Benefit (including any cost of living adjustments that would have been made pursuant to Section 2.5(b) hereof) paid in a lump sum on the first payroll date of the seventh (7th) month following the date of the Executive’s Separation from Service; provided that the Retirement Benefit will be increased by a rate of two percent (2%) for each full year by which the Executive’s Separation from Service follows the date of his Normal Retirement Age.

(b)
Change in Control After Retirement.    In the event of a Change in Control  after  the Executive’s Separation from Service, and during the period he is receiving the Retirement Benefit, the payment of the Present Value of any unpaid amount of the Retirement Benefit (including any cost of living increases that would have otherwise been made pursuant to Section 2.5(b) hereof) shall be accelerated and paid in a lump sum to the Executive no later than thirty (30) days following the date of the Change in Control or the first payroll date of the seventh (7th) month following the date of the Executive’s Separation from Service.

(c)
Separation of Service After the Change in Control Period.  If the Executive’s Separation from Service occurs after the Change in Control Period, then any Retirement Benefit will be paid pursuant to Sections 2.1 and 2.5 of this Agreement.

2.5           Payment.  Any Retirement Benefit paid pursuant to Sections 2.1 or 2.2 of this Agreement shall be:

(a)
paid in equal monthly installments in accordance with the Employer’s normal payroll practices during the seven-year period  following the Executive’s Separation from Service (the “Payment Period”), subject to Section 2.6 of this Agreement; and

(b)	increased each year of the Payment Period by three percent (3%) as a cost of living adjustment.

2.6           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of his Separation from Service, the provisions of this Section shall govern all distributions hereunder.  Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death.  All subsequent distributions shall be paid as they would have had this Section not applied.

2.7           Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.8           Delays in Payment by Employer.  A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event.  The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated employees on a reasonably consistent basis.

(a)
Payments subject to Code Section 162(m).  If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement.  The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)
Payments that would violate Federal securities laws or other applicable law.  A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.  The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code is not treated as a violation of law.

(c)	Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

2.9           Treatment of Payment as Made on Designated Payment Date.  Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

2.10           Facility of Payment.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

2.11           Excise Tax Limitations.  Notwithstanding any provision of this Agreement to the contrary, if the Employer determines in good faith that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (with all such payments and benefits, including without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Code Section 4999 by reason of being considered to be “contingent on a change in ownership or control” of the Employer within the meaning of Code Section 280G, then at the Executive’s option: (i) if the Executive agrees to personally pay all taxes, interests and/or penalties arising from such Total Payments, the Executive may elect to receive all payments under this Agreement; or (ii) if the Executive does not agree to personally pay all taxes, interests and/or penalties arising from such Total Payments, then the Employer's payments to the Executive under this Agreement shall be reduced to the extent necessary so that the Total Payments do not constitute excess parachute payments under Code Section 280G.

2.12           Changes in Form of Timing of Benefit Payments.  The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments.  Any such amendment:

(a)	must take effect not less than twelve (12) months after the amendment is made;

(b)
 must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)	must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)	may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1           Designation of Beneficiaries.  The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation.  Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime.  If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2           Absence of Beneficiary Designation.  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse.  If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there no living descendants, to the Executive’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4

ADMINISTRATION

4.1           Administrator Duties.  The Administrator shall be responsible for the management, operation, and administration of the Agreement.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary.  No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2           Administrator Authority.  The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3           Binding Effect of Decision.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4           Compensation, Expenses and Indemnity.  The Administrator shall serve without compensation for services rendered hereunder.  The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder.  Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5           Employer Information.  The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6           Termination of Participation.  If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7           Compliance with Code Section 409A.  The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary.  This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1           Claims Procedure.  A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)
Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

(b)
Timing of Administrator Response.  The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)
Notice of Decision.  If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2           Review Procedure.  If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Board of the denial as follows.

(a)	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Board a written request for review.

(b)
Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Board shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)
Considerations on Review.  In considering the review, the Board shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Timing of Administrator Response.  The Board shall respond in writing to such Claimant within sixty (60) days after receiving the request for review.  If the Board determines that special circumstances require additional time for processing the claim, the Board can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Board expects to render its decision.

(e)
Notice of Decision.  The Board shall notify the Claimant in writing of its decision on review.  The Board shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 6

AMENDMENT AND TERMINATION

6.1           Agreement Amendment Generally.  Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

6.2           Amendment to Insure Proper Characterization of Agreement.  Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law or (iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

6.3           Agreement Termination Generally.  Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive.  Such termination shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

6.4           Effect of Complete Termination.  Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement.  In the event of such a complete termination, the Employer shall pay the Present Value of the Retirement Benefit to the Executive.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)
Corporate Dissolution or Bankruptcy.  The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
Change in Control.  The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control.  This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c)
Discretionary Termination.  The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1           No Effect on Other Rights.  This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.  Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2           State Law.  To the extent, not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Ohio without regard to its conflicts of laws principles.

7.3           Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4           Nonassignability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5           Unsecured General Creditor Status.  Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement.  The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  In the event that the Employer establishes a rabbi trust and/or purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in the assets of such rabbi trust or such policy or the proceeds therefrom.

7.6           Life Insurance.  If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

7.7           Unclaimed Benefits.  The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary.  If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years.  Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary.  If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate.  If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8           Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.9           Notice.  Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office.  Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate.  Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.10           Headings and Interpretation.  Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.11           Alternative Action.  In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

7.12           Coordination with Other Benefits.  The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer.  This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.13           Inurement.  This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.14           Tax Withholding.  The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement.  The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.15           Aggregation of Agreement.  If the Employer offers other non-account balance deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

LNB BANCORP, INC.

/s/ Gary J. Elek

By:	Gary J. Elek
Its:	Chief Financial Officer

DANIEL E. KLIMAS

/s/ Daniel E. Klimas